Exhibit 5.1

NEW YORK WASHINGTON, D.C. PARIS BRUSSELS FRANKFURT COLOGNE MOSCOW	2 London Wall Place London EC2Y 5AU T: +44 20 7614 2200 F: +44 20 7600 1698 clearygottlieb.com David I. Gottlieb: +44 20 7614 2230 dgottlieb@cgsh.com	ROME MILAN HONG KONG BEIJING BUENOS AIRES SÃO PAULO ABU DHABI SEOUL
March 1, 2021

Barclays PLC

1 Churchill Place

London E14 5HP

United Kingdom

Ladies and Gentlemen:

We have acted as special U.S. counsel to Barclays PLC, a public limited company incorporated under the law of England and Wales (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form F-3 (such registration statement, including the documents incorporated by reference therein but excluding Exhibits 25.1, 25.2 and 25.3, hereinafter referred to as the “Registration Statement”) relating to the offering from time to time, together or separately and in one or more series (if applicable), of (i) its senior debt securities (the “Senior Debt Securities”), (ii) its dated subordinated debt securities (the “Dated Subordinated Debt Securities”), (iii) its contingent capital securities (the “Contingent Capital Securities” and, together with the Senior Debt Securities and the Subordinated Debt Securities, the “Securities”) and (iv) its ordinary shares (the “Ordinary Shares”). The Securities and the Ordinary Shares being registered under the Registration Statement will be offered on a continuous or delayed basis pursuant to the provisions of Rule 415 under the Securities Act.

The Senior Debt Securities are to be issued under an indenture dated as of January 17, 2018 between the Company and The Bank of New York Mellon, London Branch, as trustee (the “Trustee”), as supplemented by the Sixth Supplemental Indenture dated as of May 7, 2020 among the Company, the Trustee and The Bank of New York Mellon SA/NV, Luxembourg Branch, as registrar (the “Registrar”) and the Ninth Supplemental Indenture dated as of March 1, 2021 among the Company, the Trustee and the Registrar (as so supplemented, the “Senior Debt Securities Indenture”). The Dated Subordinated Debt Securities are to be issued under an indenture dated as of May 9, 2017 between the Company and the Trustee, as supplemented by the Second Supplemental Indenture dated as of September 23, 2020 among the Company, the Trustee and the Registrar and the Third Supplemental Indenture dated as of March 1, 2021 among the Company, the Trustee and the Registrar (as so supplemented, the “Dated Subordinated Debt Securities Indenture”). The Contingent Capital Securities are to be issued under an indenture dated as of August 14, 2018 among the Company, the Trustee and the Registrar, as supplemented by the Fourth Supplemental Indenture dated as of August 12, 2020 among the Company, the Trustee and

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the Registrar and the Fifth Supplemental Indenture dated as of March 1, 2021 among the Company, the Trustee and the Registrar (as so supplemented, the “Contingent Capital Securities Indenture”).

In arriving at the opinions expressed below, we have reviewed the Registration Statement. We have also reviewed:

(a)	an executed copy of the Senior Debt Securities Indenture;

(b)	an executed copy of the Dated Subordinated Debt Securities Indenture; and

(c)	an executed copy of the Contingent Capital Securities Indenture,

in each case filed as exhibits to the Registration Statement. In addition, we have made such investigations of law as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified (i) the accuracy as to factual matters of each document we have reviewed and (ii) that the Securities in global form, and any Securities in definitive form issued in exchange therefor, will conform to the forms thereof set forth in the board resolution or supplemental indenture, as the case may be, pursuant to which such Securities will be issued.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

1.

When the issuance, execution and delivery by the Company of the Senior Debt Securities of a series have been duly authorized by all necessary corporate action of the Company in accordance with the provisions of the Senior Debt Securities Indenture, and when such Senior Debt Securities have been duly executed and delivered by the Company, authenticated by the Trustee and sold as described in the Registration Statement and the supplement or supplements to the prospectus relating to such Senior Debt Securities, such Senior Debt Securities will constitute valid, binding and enforceable obligations of the Company, entitled to the benefits of the Senior Debt Securities Indenture.

2.

When the issuance, execution and delivery by the Company of the Dated Subordinated Debt Securities of a series have been duly authorized by all necessary corporate action of the Company in accordance with the provisions of the Dated Subordinated Debt Securities Indenture, and when such Dated Subordinated Debt Securities have been duly executed and delivered by the Company, authenticated by the Trustee and sold as described in the Registration Statement and the supplement or supplements to the prospectus relating to such Dated Subordinated Debt Securities, such Dated Subordinated Debt Securities will constitute valid, binding and enforceable obligations of the Company, entitled to the benefits of the Dated Subordinated Debt Securities Indenture.

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3.

When the issuance, execution and delivery by the Company of the Contingent Capital Securities of a series have been duly authorized by all necessary corporate action of the Company in accordance with the provisions of the Contingent Capital Securities Indenture, and when such Contingent Capital Securities have been duly executed and delivered by the Company, authenticated by the Trustee and sold as described in the Registration Statement and the supplement or supplements to the prospectus relating to such Contingent Capital Securities, such Contingent Capital Securities will constitute valid, binding and enforceable obligations of the Company, entitled to the benefits of the Contingent Capital Securities Indenture.

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) we have assumed that the Company and each other party to such agreement or obligation has satisfied or, prior to the issuance of the Securities, will satisfy, those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company regarding matters of the federal law of the United States of America or the law of the State of New York that in our experience normally would be applicable to general business entities with respect to such agreement or obligation), (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity, (c) we express no opinion with respect to the effect of any mandatory choice of law rules and (d) such opinions are subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.

In rendering the opinions expressed above, we have further assumed that (a) the Registration Statement and any amendments thereto (including post-effective amendments) will or have become effective and comply with all applicable laws, (b) the Registration Statement and any amendments thereto (including post-effective amendments) will be effective and will comply with all applicable laws at the time the Securities are offered or issued as contemplated by the Registration Statement, (c) the Securities will be offered, issued, sold and delivered in compliance with applicable law and any requirements therefor set forth in any corporate action authorizing such Securities, the indentures and any other agreement governing those Securities and in the manner contemplated by the Registration Statement and the prospectus and prospectus supplement, pricing supplement and/or term sheet applicable to such Securities, (d) the Securities will be sold and delivered to, and paid for by, the purchasers at the price specified in, and in accordance with the terms of, an agreement or agreements duly authorized, executed and delivered by the parties thereto, (e) the Company will duly authorize the offering and issuance of the Securities and will duly authorize, approve and establish the final terms and conditions thereof and will take any other appropriate additional corporate action, (f) the terms of all Securities will conform in all material respects to the descriptions thereof in the Registration Statement and in the prospectus and prospectus supplement, pricing supplement and/or term sheet applicable to such Securities and to the terms of the applicable indenture or agreement (as may be amended or supplemented), (g) the terms of the Securities will not violate any applicable law, conflict with any matter of public policy, result in a default under, or breach of, any agreement or instrument binding upon the Company or violate any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company and (h) certificates, if required, representing the Securities will be duly executed and delivered and, to the extent required by the applicable indenture or agreement, duly authenticated and countersigned.

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In rendering the opinions expressed above, we have assumed that each series of Securities will be issued with an original aggregate principal amount (or in the case of Securities issued at original issue discount, an aggregate issue price) of U.S.$2,500,000 or more.

We express no opinion as to the subject matter jurisdiction of any United States federal court to adjudicate any action relating to the Securities where jurisdiction based on diversity of citizenship under 28 U.S.C. §1332 does not exist.

We note that any designation in the Securities or any applicable agreement governing those Securities of the U.S. federal courts sitting in New York City as the venue for actions or proceedings relating to such Securities is (notwithstanding any waiver thereof) subject to the power of such courts to transfer actions pursuant to 28 U.S.C. §1404(a) or to dismiss such actions or proceedings on the grounds that such a federal court is an inconvenient forum for such an action or proceeding.

We express no opinion relating to any subordination or waiver of set-off provision in any Security to the extent it purports to be governed by the law of England and Wales.

With respect to our opinion expressed above as it relates to Securities denominated in a currency other than U.S. dollars, we note that by statute New York provides that a judgment or decree rendered in a currency other than the currency of the United States shall be converted into U.S. dollars at the rate of exchange prevailing on the date of entry of the judgment or decree. There is no corresponding federal statute and no controlling Federal court decision on this issue. Accordingly, we express no opinion as to whether a Federal court would award a judgment in a currency other than U.S. dollars or, if it did so, whether it would order conversion of the judgment into U.S. dollars. In addition, to the extent that any Securities or applicable agreement governing those Securities includes a provision relating to indemnification against any loss in obtaining currency due from a court judgment in another currency, we express no opinion as to the enforceability of such provision.

The foregoing opinions are limited to the federal law of the United States of America and the law of the State of New York. With respect to matters governed by the law of England and Wales, we have relied on the opinion of Clifford Chance LLP dated March 1, 2021, as English counsel to the Company, which has been filed as Exhibit 5.2 to the Registration Statement.

We hereby consent to the use of our name in the prospectus constituting a part of the Registration Statement and in any prospectus supplement related thereto under the heading “Validity of Securities,” and to the use of this opinion as an exhibit to the

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Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours, CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ David I. Gottlieb
David I. Gottlieb, a Partner